SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
        the Commission Only
   [X ] Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                             Banta Corporation
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

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        3)  Filing Party:

        4)  Date Filed:

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952


                    Notice of Annual Meeting of Shareholders
                            To Be Held April 23, 1996


   To the Shareholders of Banta Corporation:

             You are hereby notified that the annual meeting of shareholders of Banta Corporation will be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday,
   April 23, 1996, at 2:00 p.m., Central Time, for the following purposes:

             1.   To elect nine directors to serve for the ensuing year.

             2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The Board of Directors has fixed the close of business on March 8, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

             We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.


                                      By Order of the Board of Directors
                                      BANTA CORPORATION



                                      Ronald D. Kneezel
                                      Secretary

   Menasha, Wisconsin
   March 14, 1996

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 23, 1996

             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Banta Corporation, a Wisconsin corporation (the "Company"), beginning on or about March 14, 1996, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, April 23, 1996, at 2:00 p.m., Central Time, at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the nine persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Company's common stock, $.10 par value (the "Common Stock"), at the close of business on March 8, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 30,905,565 shares of Common Stock, each of which is entitled to one vote per share. Common Stock data included in this proxy statement have been adjusted to reflect the Company's 50% Common Stock dividend paid on March 1, 1996.


                              ELECTION OF DIRECTORS

             At the Annual Meeting, the shareholders will elect nine directors of the Company, each to hold office until the 1997 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Set forth below are the Board's nominees to serve as directors of the Company. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the nine persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

             The following sets forth certain information, as of March 8, 1996, about each of the Board nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

                                           Principal Occupation; Office,
                               Director     if any, Held in the Company;
         Name             Age   Since            Other Directorships

    Jameson A. Baxter      52   1991   President, Baxter Associates
                                       (management and financial
                                       consulting); Trustee of The Putnam
                                       Funds; Director of Avondale Federal
                                       Savings Bank.

    Donald D. Belcher      57   1994   Chairman since May 1, 1995 and
                                       President and Chief Executive Officer
                                       since January 1, 1995 of the Company;
                                       President and Chief Operating Officer
                                       of the Company from September 1, 1994
                                       to January 1, 1995; Senior Group Vice
                                       President of Avery Dennison
                                       Corporation (diversified
                                       manufacturing company) from 1990
                                       until joining the Company.

    George T. Brophy       61   1986   Chairman, President and Chief
                                       Executive Officer of ABT Building
                                       Products Corporation (building
                                       materials) since October, 1992;
                                       Chairman of GTB Enterprises (venture
                                       capital and consulting firm) from
                                       1989 to 1992; Director of ABT
                                       Building Products Corporation.

    William J. Cadogan     47   1993   Chairman since  November, 1993, Chief
                                       Executive Officer since November,
                                       1991, and President since May, 1990
                                       of ADC Telecommunications, Inc.
                                       (transmission, networking and
                                       broadband connectivity products);
                                       Director of ADC Telecommunications,
                                       Inc. and Advanced Circuits Corp.

    Richard L. Gunderson   62   1995   Chairman and Chief Executive Officer
                                       of Aid Association for Lutherans
                                       (fraternal benefit society providing
                                       insurance and financial services).

    Gerald A. Henseler     55   1982   Executive Vice President and Chief
                                       Financial Officer of the Company
                                       since 1992; Senior Vice President,
                                       Chief Financial Officer and Treasurer
                                       of the Company prior thereto.

    Bernard S. Kubale      67   1973   Partner, law firm of Foley & Lardner,
                                       Milwaukee, Wisconsin; Director of
                                       Consolidated Papers, Inc. and Schultz
                                       Sav-O-Stores, Inc.

    Donald Taylor          68   1988   Associate, Sullivan Associates (a
                                       director candidate search firm) since
                                       1992; Managing Director, USA, Anatar
                                       Investments Limited (international
                                       venture capital specialist) from 1989
                                       to 1992; Director of Harnischfeger
                                       Industries, Inc. and Johnson
                                       Controls, Inc.

    Allan J. Williamson    64   1966   President of Banta Book Group.

             Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

             THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                               BOARD OF DIRECTORS

   General

             The Board held five meetings in 1995. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 1995.

             The Company has Audit, Compensation and Nominating Committees of the Board. The Audit Committee consists of Messrs. Kubale and Taylor (Chairperson). The principal functions performed by the Audit Committee, which met two times in 1995, are to meet with the Company's independent public accountants before the annual audit to review procedures and the scope of the audit; to review the results of the audit; to review the financial control mechanisms used by the Company and the adequacy of the Company's accounting and financial controls; and to annually recommend to the Board a firm of independent public accountants to serve as the Company's auditors. The Compensation Committee consists of Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale (Chairperson), and Taylor. The principal functions of the Compensation Committee, which met three times in 1995, are to administer the Company's equity incentive plans, deferred compensation plans, Management Incentive Award Plan and Long Term Incentive Plan; to annually evaluate salary grades and ranges; to establish guidelines concerning average compensation increases; and to specifically establish compensation of all officers, directors and subsidiary or division presidents. The Nominating Committee consists of Ms. Baxter (Chairperson) and Messrs. Belcher, Gunderson, Kubale, and Williamson. The principal functions of the Nominating Committee, which met two times in 1995, are to recommend persons to be selected by the Board as nominees for election as directors; to recommend persons to be elected to fill any vacancies on the Board; and to consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board. The Nominating Committee will consider persons recommended by shareholders to become nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee.

   Director Compensation

             Directors of the Company, other than full time employees and Mr. Kubale, receive an annual retainer fee of $20,000 plus $1,000 for every meeting of the Board they attend and $1,000 ($1,250 for the committee chairperson) for every committee meeting they attend, unless such committee meeting is held in conjunction with a Board meeting (in which case only the committee chairperson receives a separate meeting fee of $250). A director may elect to defer all or any part of the foregoing cash compensation, in which case the amount deferred will be paid in three annual installments after such person ceases to be a director and will be credited with interest at the prime rate.

             In addition to the compensation described above, each of Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale and Taylor automatically received an option for 1,500 shares of Common Stock at a per share exercise price of $22.67 on April 26, 1995 in accordance with the terms of the Company's 1995 Equity Incentive Plan (the "1995 Plan").
   Under the terms of the 1995 Plan, each person when first elected as a non-employee director of the Company automatically receives an option for 4,500 shares of Common Stock. The 1995 Plan also provides that, subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 1,500 shares of Common Stock on the day after each annual meeting of shareholders; provided, however, that if a person who is first elected as a non-employee director on the date of the annual meeting of shareholders receives the initial option grant under the 1995 Plan on that date, such director will not be entitled to begin receiving subsequent grants until the day following the next succeeding annual meeting of shareholders. Options granted to non-employee directors under the 1995 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable six months after the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such six-month period, the option will become immediately exercisable in full. Options granted to non-employee directors under the 1995 Plan terminate on the earlier of (a) ten years after the date of grant, or (b) twelve months after the non-employee director ceases to be a director. Upon his election to the Board effective January 1, 1995, Mr. Gunderson also automatically received an option for 4,500 shares of Common Stock at a per share exercise price of $20.17 in accordance with the Company's 1991 Stock Option Plan (the "1991 Plan"). Options granted to non-employee directors under the 1991 Plan are substantially identical to options under the 1995 Plan, except that non-employee director options under the 1991 Plan terminate on the earlier of (a) five years after the date of grant, (b) six months after the non-employee director ceases to be a director by reason of death, or (c) three months after the non-employee director ceases to be a director for any reason other than death. The 1991 Plan has been amended such that no additional options will be granted to non-employee directors thereunder.

             On December 20, 1995, Mr. Taylor exercised an option granted under the 1991 Plan for 2,250 shares and realized a gain of $33,495, and on December 29, 1995, Mr. Brophy exercised an option granted under the 1991 Plan for 6,750 shares and realized a gain of $110,610. No other options were exercised by non-employee directors during fiscal 1995.

             Non-employee directors of the Company are also entitled to retirement benefits pursuant to a plan adopted by the Company. For a non-employee director who is fully vested under this plan, the annual amount of the benefit will be one-half of the retainer paid to active directors at the time of retirement of the non-employee director. The benefit will be payable commencing after the director's 65th birthday or subsequent retirement from the Board, whichever is later. The retirement benefit will be payable for the number of whole years, up to a maximum of ten, that the director was a non-employee director of the Company. A non-employee director has no vested interest in the retirement benefit until the completion of three full years of service as a non-employee director. At that time, the benefit is 30% vested, and an additional 10% of the benefit vests with each additional year of service. The vested benefit is payable to a non-employee director's designated beneficiary if the director dies before receipt of the full benefit.


                                 STOCK OWNERSHIP

   Management

             The following table sets forth information, as of March 8, 1996, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                  Amount and Nature of
                                       Beneficial       Percent of
    Name of Beneficial Owner          Ownership(1)      Class

    Jameson A. Bax  . . . . . .            13,875            *
    Donald D. Belc  . . . . . .            31,875            *
    George T. Brop  . . . . . .            14,475            *
    William J. Cado . . . . . .             7,800            *
    Richard L. Gunderson  . . .             8,250            *
    Gerald A. Henseler  . . . .           129,029(2)         *
    Bernard S. Kubale   . . . .            16,707            *
    Donald Taylor   . . . . . .            10,574            *
    Allan J. Williamson   . . .           214,957(3)         *
    Dennis J. Meyer   . . . . .             6,384            *
    John E. Tiffany   . . . . .            14,650(4)         *
    All directors and executive
      officers as a group (13
      persons)  . . . . . . . .           536,777            1.7%
   ________________
   *    Less than one percent.

   (1) Includes shares subject to currently exercisable options and options exercisable within 60 days of March 8, 1996 as follows: Ms. Baxter, 6,000 shares; Mr. Belcher, 16,875 shares; Mr. Brophy, 6,000 shares; Mr. Cadogan, 3,000 shares; Mr. Gunderson, 6,000 shares; Mr. Henseler, 27,000 shares; Mr. Kubale, 12,750 shares; Mr. Taylor, 6,000 shares; Mr. Williamson, 32,250 shares; Mr. Meyer, 2,250 shares; Mr. Tiffany, 3,750 shares; and all directors and executive officers as a group, 163,125 shares.

   (2) Includes 27,915 shares held by Mr. Henseler's spouse and 7,506 shares held by trusts for the benefit of Mr. Henseler's daughter. Mr. Henseler shares voting and investment power over these shares.

   (3) Includes 2,700 shares held by Mr. Williamson's spouse. Mr. Williamson shares voting and investment power over these shares.

   (4) Includes 2,619 shares held by Mr. Tiffany's spouse. Mr. Tiffany shares voting and investment power over these shares.

   Other Beneficial Owner

             The following table sets forth information, as of December 31, 1995, regarding beneficial ownership by the only person known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership set forth below has been reported on a filing made on
   Schedule 13G with the Securities and Exchange Commission by the beneficial owner.

                                   Amount and Nature of Beneficial
                                              Ownership

                                  Voting Power     Investment Power
        Name and Address of                                                        Percent
         Beneficial Owner         Sole    Shared     Sole    Shared   Aggregate   of Class
    The Capital Group            99,000     -0-   1,592,175    -0-    1,592,175     5.2%
    Companies, Inc.(1)
    333 South Hope Street
    Los Angeles, CA  90071

   ______________________________


        (1) The Company has been advised that The Capital Group Companies, Inc. is the parent holding company of six separate investment management companies, three of which are based in the United States. The Company is further advised that, at December 31, 1995, two of the U.S.-based entities exercised investment power over an aggregate of 1,592,175 shares of Common Stock, which shares are owned by various institutional investors. The Capital Group Companies, Inc. disclaims beneficial ownership of the shares of Common Stock reflected in the table.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to the person who served as the Company's Chief Executive Officer during fiscal 1995 and each of its four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in fiscal 1995. The persons named in the table are sometimes referred to herein as the "named executive officers."


                                              Summary Compensation Table

                                                                          Long Term Compensation
                                             Annual Compensation (1)       Awards       Payouts
                                                                         Securities                   All Other
                                                                         Underlying       LTIP       Compensation
    Name and Principal Position      Year        Salary      Bonus (2)    Options     Payouts (3)        (4)

    Donald D. Belcher                1995      $375,000       $244,988       37,500      $32,222      $98,691
      Chairman of the Board,         1994        96,250        120,000       67,500        ---         17,178
      President and Chief            1993        ---            ---            ---         ---          ---
      Executive Officer

    Gerald A. Henseler               1995       287,500        159,074       15,000       51,900        6,264
      Executive Vice President       1994       257,000        135,362       12,000       57,498        6,729
      and Chief Financial Officer    1993       234,000        120,112       10,500       45,026        6,637

    Allan J. Williamson              1995       220,000        142,632       12,000       41,733        3,936
      President of Banta             1994       208,000        117,868       12,000       48,222        4,401
      Book Group                     1993       198,000        131,671        9,000       39,702        4,309

    Dennis J. Meyer                  1995       168,000         86,154        9,000        ---          3,783
      Vice President                 1994       149,065         78,272        9,000        ---          1,554
      Marketing and Planning         1993         ---            ---          ---          ---          ---

    John E. Tiffany                  1995       167,000         75,701        9,750       31,867        3,774
      Vice President                 1994       160,000         68,272        8,250       36,969        3,474
      Manufacturing                  1993       151,000         62,408        7,500       30,529        3,288

   _________________________

   (1) Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.

   (2) Consists of awards under the Company's Management Incentive Award Plan, which is a performance-based bonus plan. The bonus amounts for Mr. Meyer also include a bonus payment of $10,000 in each of 1995 and 1994 relating to the commencement of his employment with the Company.

   (3) Consists of awards under the Company's Long Term Incentive Plan, with respect to successive three-year performance periods.

   (4) For fiscal 1995, includes Company matching contributions under the Company's Incentive Savings Plan, which is a profit sharing plan under Section 401(k) of the Internal Revenue Code, of $2,436, $3,000, $3,000, $2,310 and $2,962 for Messrs. Belcher,
        Henseler, Williamson, Meyer and Tiffany, respectively, and premiums for disability insurance in excess of the coverage provided other salaried employees in the amounts of $10,602, $3,264, $936, $1,473 and $812 paid by the Company on behalf of Messrs. Belcher, Henseler, Williamson, Meyer and Tiffany, respectively. The amount reflected in the table for fiscal 1995 for Mr. Belcher also includes $85,653 related to Mr. Belcher's relocation.


   Stock Options

             The Company has in effect equity plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1995 to each of the named executive officers.

                                            Option Grants in 1995 Fiscal Year

                                                                                                          Grant Date
                                             Individual Grants                                              Value
                                                           Percentage of
                                       Number of           Total Options
                                       Securities           Granted to        Exercise or                 Grant Date
                                       Underlying          Employees in       Base Price    Expiration     Present
    Name                          Options Granted (1)       Fiscal Year        ($/share)       Date       Value (2)
    Donald D. Belcher . . . . .          37,500                    8.0%          $27.58      10/30/05       $308,250
    Gerald A. Henseler  . . . .          15,000                    3.2            27.58      10/30/05        123,300
    Allan J. Williamson . . . .           7,500                    1.6            27.58      10/30/05         61,650
                                          4,500                    1.0            29.50      12/04/05         40,095
    John E. Tiffany . . . . . .           9,750                    2.1            27.58      10/30/05         80,145
    Dennis J. Meyer . . . . . .           9,000                    1.9            27.58      10/30/05         73,980

    _________________________

   (1) The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on October 31, 1995 (December 5, 1995 for the second option grant to Mr. Williamson) and vest ratably over the three-year period following the date of grant. The options are subject to early vesting in the case of the optionee's death, disability or retirement after reaching age 65.

   (2) The option values presented are based on the Black-Scholes option pricing model adopted for use in valuing stock options. Material assumptions and adjustments incorporated in the Black-Scholes model in estimating the values of the options reflected in the table above include the following: (a) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant;
        (b) a risk-free rate of return equal to 6.04%, representing the interest rate on a U.S. Treasury security with a maturity date corresponding to the term of the option; (c) volatility of 23.6%, which was calculated using daily Common Stock prices for the one-year period prior to the date of grant; (d) a dividend yield equal to 1.35%, representing the dividend yield on the Common Stock as of the date of grant; (e) an option term of ten years; and (f) reductions of approximately 8% to reflect the probability of forfeiture due to termination prior to vesting and approximately 19% to reflect the probability of a shortened option term due to termination of employment prior to the expiration date. The grant date present value under the Black- Scholes methodology for the second option grant to Mr. Williamson is based on the foregoing assumptions and calculated as though such option was granted on October 31, 1995 (except that the exercise price of the option was based on the December 5, 1995 grant date). The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated under the Black-Scholes model.

             The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1995 fiscal year and the fiscal year-end value of unexercised options held by such officers.

                                         Aggregated Option Exercises in 1995
                                    Fiscal Year and Fiscal Year-End Option Values

                                                                                       Value of Unexercised
                                                             Number of Securities         In-the- Money
                             Shares                         Underlying Unexercised      Options at Fiscal
                             Acquired on        Value      Options at Fiscal Year-End       Year-End (1)
    Name                     Exercise        Realized(1)   Exercisable  Unexercisable  Exercisable Unexercisable
    Donald D. Belcher . . .       0            $  0            16,875       88,125      $125,625     $442,500
    Gerald A. Henseler  . .       6,000         111,000        27,000       29,250       324,092      135,312
    Allan J. Williamson . .      10,350         173,362        32,250       25,500       427,655      117,750
    Dennis J. Meyer . . . .       0               0             2,250       15,750        22,187       92,875
    John E. Tiffany . . . .      15,000         155,769         3,750       19,688        19,500       74,250

   _________________________

   (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.


   Long Term Incentive Plan

             During fiscal 1995, each of the named executive officers was designated as a participant under the Company's Long Term Incentive Plan (the "LTIP") for the 1995 to 1997 performance period. Information regarding such participation is set forth below. Awards, if any, earned for the 1995 to 1997 performance period will be paid in early 1998.

            Long Term Incentive Plan - Participation in 1995 Fiscal Year (1)





                                 Performance or Other     Estimated Future Payouts
                                     Period Until
                                      Maturation
    Name                              or Payout       Threshold    Target    Maximum
    Donald D. Belcher . . . . .                        $48,438   $96,875    $145,313
    Gerald A. Henseler  . . . .      1995 to 1997       36,719    73,438     110,156
    Allan J. Williamson . . . .       Fiscal Years      28,188    56,375      84,563
    Dennis J. Meyer . . . . . .                         21,438    42,875      64,313
    John E. Tiffany . . . . . .                         21,344    42,688      64,031

    _________________________
   (1) The LTIP provides for cash awards to officers and other key employees of the Company with respect to successive three-year performance periods. Awards for a performance period under the LTIP are based upon attainment of goals established for the Company as a whole with respect to such performance period. For the 1995 to 1997 performance period (comparable to prior performance periods), awards will be based on the achievement of a specified return on equity. Awards under the LTIP range from 12.5% to 37.5% of a participant's average base salary during the performance period depending upon whether the threshold, target or maximum performance goals are achieved. The estimated future payouts set forth above are based on the average of the 1995 and 1996 base salaries of the named executive officers.

   Pension Plan Benefits

             The following table sets forth the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees Pension Plan as well as under the Company's Supplemental Retirement Plan (which, in part, provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans) based upon remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                                        Pension Plan Table

   Average Monthly                                  Yearly Pension After
   Compensation in Five                          Specified Years of Service
   Highest Consecutive
   Years                       10 Years   15 Years   20 Years    25 Years   30 Years   35 Years
             $12,000           $ 36,000   $ 46,800   $ 57,600    $ 68,400   $ 79,200   $ 90,000
              15,000             45,000     58,500     72,000      85,500     99,000    112,500
              18,000             54,000     70,200     86,400     102,600    118,800    135,000
              21,000             63,000     81,900    100,800     119,700    138,600    157,500
              24,000             72,000     93,600    115,200     136,800    158,400    180,000
              27,000             81,000    105,300    129,600     153,900    178,200    202,500
              30,000             90,000    117,000    144,000     171,000    198,000    225,000
              33,000             99,000    128,700    158,400     188,100    217,800    247,500
              36,000            108,000    140,400    172,800     205,200    237,600    270,000
              39,000            117,000    152,100    187,200     222,300    257,400    292,500
              42,000            126,000    163,800    201,600     239,400    277,200    315,000

             A participant's remuneration covered by the Company's pension plans is such participant's base salary. The base salaries paid for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table. As of December 31, 1995, Messrs. Belcher, Henseler, Williamson, Tiffany and Meyer had completed 1, 29, 33, 7 and 2 years of credited service under the Company's pension plans, respectively. Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are not subject to reduction for Social Security benefits.

   Agreements with Named Executive Officers

             The Company has agreements with Messrs. Williamson and Henseler which provide for certain benefits in the event of termination of employment after a change of control of the Company. The principal benefits are: (a) a bonus under any Company bonus or incentive plan or plans for the year in which termination occurs; (b) continued salary payments and life insurance and medical and disability insurance for a maximum of four years, with reduced payments for a surviving spouse; (c) additional pension benefits to fully or partially compensate for the reduction of benefits under the Company's pension plan due to termination of employment; and (d) full exercise rights for all stock options for three months following termination of employment. These benefits are made available if the executive officer's employment is terminated by the Company other than for cause as defined in the agreements or if he terminates his employment because of significant changes made in his working conditions or status without his consent. Continued salary payments and insurance benefits are to be reduced by corresponding payments and benefits obtained from any successor employer. The transactions which are deemed to result in a "change of control" of the Company for purposes of the agreements include: (1) the acquisition of more than 30% of the voting stock of the Company by any person, organization or group; (2) the sale of all or substantially all of the Company's business or assets; (3) a consolidation or merger, unless the Company or a subsidiary is the surviving corporation; (4) the acquisition of assets or stock of another entity if in connection with the acquisition new persons become directors of the Company and constitute a majority of the Board; and (5) the election in opposition to the nominees proposed by management of two or more directors in any one election on behalf of any person, organization or group.

             The Company also has agreements with Messrs. Belcher, Tiffany, Meyer and certain other officers and key employees which, in addition to benefits similar to those described in (a), (c) and (d) above, provide for continued employment for periods of from one to three years after a change of control (the "Employment Period") and for lump-sum termination payments ranging from a minimum of one year's salary and bonus to a maximum of three year's salary and bonus if employment is terminated during the Employment Period by the Company (other than for cause or disability) or by the executive due to significant changes in his working conditions or status without his consent. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. During the Employment Period, the executive's employee benefits such as health, accident and life insurance will be continued until comparable benefits are available from a new employer. The termination payment and amount of benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code but if, notwithstanding any such reduction, the executive is required to pay any excise tax, penalties or interest with respect to the termination payment and benefits, the Company is required to make a cash payment to him designed to compensate for such taxes, penalties and interest. In addition, the Company has agreed to pay Mr. Belcher a severance payment of two year's salary (and continue to provide health insurance for two years) if his employment with the Company is terminated other than for cause or disability prior to a change of control. The Company has also agreed to pay Mr. Belcher an additional retirement benefit of $15,000 for each year of service up to five years less the amount he is entitled to receive either under the Company's Salaried Employees Pension Plan and Supplemental Retirement Plan or pursuant to the provisions of his termination agreement described above which provide for the payment of additional pension benefits in the event of his termination following a change of control. The additional retirement benefit would be reduced by 50% in the event of Mr. Belcher's death and would be paid to his spouse for her life. Mr. Meyer also has a severance agreement with the Company pursuant to which he would receive a severance payment of up to one year's salary if he is terminated prior to April 30, 1996.

             The Company has deferred compensation plans for key employees in which the named executive officers are eligible to participate and which provide for deferral of salary payments. Payments under the deferred compensation plans generally commence following retirement of the participant. However, in the event of a change of control, a participant in the deferred compensation plans will receive a lump sum payment. The lump sum payment will be equal to the present value of the participant's future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant's credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. Amounts paid under the Management Incentive Award Plan and the LTIP also are subject to deferral at the election of the participants. Payment of such deferred amounts generally begins following the retirement of the participant and is not subject to acceleration in the event of a change of control of the Company. The Company has entered into an executive trust agreement with Firstar Trust Company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company's Supplemental Retirement Plan), subject to claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

             The Company also has an agreement with Mr. Williamson providing for monthly payments of $3,000 to him following retirement for a period of 120 months. In the event of death after retirement and prior to receipt of all payments, any remaining payments are to be made to Mr. Williamson's designated beneficiary or estate. Payments under the agreement may be forfeited in the event Mr. Williamson engages in specified competitive activities during the first four years following retirement. In addition, the Company has an agreement with Mr. Henseler providing for monthly payments of $2,000 for 120 months in the event that Mr. Henseler's employment is terminated by the Company or as a result of his death or if Mr. Henseler retires after age 62. The agreement provides that Mr. Henseler may designate a beneficiary to receive the payments to which he is entitled in the event of his death prior to the receipt of any or all such payments. Payments under the agreement may be forfeited in the event Mr. Henseler engages in specified competitive activities during the first four years following his retirement or such termination.

   Board Compensation Committee Report on Executive Compensation

             The Compensation Committee of the Board is responsible for the various aspects of the Company's compensation package offered to its executive officers, including the named executive officers. The following is the report of the Compensation Committee:

             Policies Governing Executive Compensation. The Company's general policies relating to executive compensation are: (a) to establish a direct link between executive compensation and the annual, intermediate-term and long-term performance of the Company; (b) to provide performance-based compensation opportunities (including equity-based awards) which allow executive officers to earn rewards for maximizing shareholder value;
   (c) to attract and retain the key executives necessary for the Company's long-term success; and (d) to reward individual initiative and the achievement of specified goals. In applying these general policies, the Compensation Committee's objective has been to ensure that a significant portion of the compensation paid to more senior executive officers, such as the named executive officers, be incentive-based since these individuals have more control and responsibility for the Company's direction and performance. The Compensation Committee's intent is that there would be greater variability in the levels of compensation paid to these officers which is directly linked to Company performance.

             Executive Compensation Package. As reflected under the section entitled "Executive Compensation," the Company's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits under the employee benefit plans offered by the Company.

             In setting and adjusting executive salaries, including the salaries of the Chief Executive Officer and the other named executive officers, the Compensation Committee, in conjunction with independent compensation consultants, compares the base salaries paid or proposed to be paid by the Company with the ranges of salaries paid by corporations of similar size relative to the Company and operating in comparable industries. In establishing salaries for 1995, the Compensation Committee reviewed salary data compiled by the Company's independent compensation consultants, including data for Fortune 1000 companies. Although this comparison group included some of the companies constituting the peer group described in the section entitled "Performance Information," the comparison group considered by the Compensation Committee was much larger than the peer group. It is the judgment of the Compensation Committee that a review of the compensation practices of a broader range of companies is appropriate in establishing competitive salary ranges for the Company's executive officers. The relative financial performance of the companies in the comparison group was considered by the Compensation Committee in setting base salaries for the Company's executive officers.

             Using the salary ranges derived from a review of the comparison group companies as a guide, the Compensation Committee established base salary levels for the Company's executive officers at or around the median level of prevailing market practice. For 1995, the Compensation Committee increased the minimum, midpoint and maximum ranges for each salary grade by 3.0%. The Compensation Committee also approved a 4.3% guideline for 1995 executive officer base salary increases, subject to individual variances to reflect above or below average performance. In establishing salaries for each individual executive officer, Mr. Belcher, who was then serving as the Company's President and Chief Operating Officer and who became the Company's Chief Executive Officer on January 1, 1995, and Mr. Calvin W. Aurand, Jr., who retired as the Company's Chief Executive Officer effective December 31, 1994, made specific recommendations for salary adjustments (other than their own) to the Compensation Committee based on the foregoing guidance provided by the Committee as well as a review of industry comparables, the level of responsibility delegated to the particular executive officer, the expertise and skills offered by each officer and the officer's individual job performance. These various factors were considered on a case-by-case basis and no specific formula was used to give any one factor a relative weight as compared to the others. The Compensation Committee reviewed the foregoing recommendations and then made final decisions on the base salaries to be paid by the Company. Although base salary levels established for the Company's executive officers in 1995 were not directly tied to any specific measure of corporate performance, the Compensation Committee did consider the cumulative total return on the Common Stock over the last several years in reaching its final decision on compensation levels. See "Performance Information." The Compensation Committee also reviewed and fixed the base salary of Mr. Belcher for 1995 based on similar competitive compensation data and individual job performance criteria. The base salary paid to Mr. Belcher for fiscal 1995 was $375,000.

             In addition to base salary, it is the policy of the Compensation Committee to provide a substantial portion of each executive officer's total compensation through annual and intermediate-term incentive plans which provide awards based on Company performance. The purpose of these plans is to more closely align compensation to the Company's annual and intermediate-term financial performance and to reward key employees for the achievement of certain other specified goals.

             The Company's Management Incentive Award Plan allows key employees of the Company (including the Chief Executive Officer and the other named executive officers) to earn cash bonus awards in any year in which the Company's return on equity equals or exceeds 13% and certain other Company-wide and, where appropriate, divisional goals are achieved. The Company-wide and divisional goals established under the Management Incentive Award Plan are reviewed and approved on an annual basis by the Compensation Committee. Under the Plan, and assuming that the return on equity threshold is achieved, awards paid to executive officers serving in one of the Company's divisions are based 25% on the achievement of an established goal for pre-tax earnings on a Company-wide basis and 75% on the achievement of specific divisional goals. The divisional goals are tailored on an annual basis to reflect management's objectives regarding each individual division. In 1995, each division had as its primary divisional goal a target relating to either operating income or pre-tax earnings. Executive officers who have corporate (as compared with divisional) responsibilities receive bonus awards under the Management Incentive Award Plan based on the Company meeting the return on equity threshold and achieving a pre-tax earnings target. Awards under the Plan are made on a continuum subject to minimum, targeted and maximum amounts and reflect varying percentages of salary based on the individual's respective salary grade. Subject to certain limitations, special awards may be made to specified participants even if the return on equity target is not met if the Compensation Committee determines that such participants contributed substantially to improved performance. Bonuses paid to the named executive officers for 1995 performance under the Management Incentive Award Plan are reflected in the "Bonus" column of the Summary Compensation Table. The bonus paid to Mr. Belcher for 1995 ($244,988) was based on the Company surpassing the 13% target for return on equity and achieving a specified goal relating to pre-tax earnings on a Company-wide basis. The award to Mr. Belcher was between the targeted and maximum amounts available under the Management Incentive Award Plan.

             The LTIP is intended to provide intermediate-term performance incentives for the Company's key employees, including the named executive officers. The LTIP offers cash awards for the achievement of specified targets for return on equity over successive three-year performance periods. If the performance targets are met, the magnitude of awards under the LTIP will be based on the extent to which goals are achieved or surpassed and the particular employee's salary grade. For the performance period ended December 30, 1995, the Company achieved a three-year return on equity resulting in awards to participants between the threshold and targeted amounts. Based on this performance and his salary grade, Mr. Belcher was awarded $32,222 under the LTIP for the performance period ended December 30, 1995. Mr. Belcher, who joined the Company in September, 1994, received a pro rata award under the LTIP since he had not been employed by the Company during the entire performance period for which the award was made.

             The Company's executive compensation package also includes stock option grants. Under the 1995 Plan, the Compensation Committee also has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, only stock options have been granted by the Compensation Committee. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It has been the policy of the Compensation Committee that options should provide a long-term incentive and align the interests of management with the interests of shareholders.

             Prior to 1995, the number of shares of Common Stock subject to options granted to the Company's executive officers had historically been based primarily on the relative salary grade of each officer. The Compensation Committee also considered the amounts and terms of prior grants in making new option grants in each year. In 1995, in consultation with the Company's independent compensation consultants, the Compensation Committee compared its prior and proposed stock option grants to the Company's executive officers with option grants made by a selected group of peer companies. The peer group companies, some of which are included in the peer group described in the section entitled "Performance Information," consisted of publishing/manufacturing companies with (a) annual revenues of $500 million to $1 billion, (b) a market capitalization of between $600 million and $900 million, and (c) a return on invested capital of between 10% and 20%. Based on this comparison group, the Compensation Committee made stock option grants to the Company's executive officers at or around the median level for the peer group companies.
   Based on this analysis, Mr. Belcher received an option to purchase 37,500 shares of Common Stock at a per share exercise price of $27.58. By tying a portion of each executive officer's overall compensation to stock price through the grant of options, the Compensation Committee seeks to enhance its objective of providing a further incentive to maximize long-term shareholder value.

             In connection with the Company's equity-based plans, the Compensation Committee endorses the policy that stock ownership by management is an important factor in aligning the interests of management and the Company's shareholders. The Compensation Committee has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own a specified number of shares of Common Stock depending upon their respective salary grade. These guidelines were adopted in 1994 and are being phased in over a period of years. It is the Compensation Committee's intent that an individual's compliance with the stock ownership guidelines will be considered in determining the size of any future equity-based grants.

             The Compensation Committee's policy with respect to other employee benefit plans is to provide competitive benefits to the Company's employees, including executive officers, to encourage their continued service with the Company. In the Compensation Committee's view, a competitive benefit package is an essential component in achieving the Company's goal of being able to attract new key employees from time to time as events warrant.

             Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under
   Section 162(m) of the Internal Revenue Code.


                            BANTA CORPORATION
                            COMPENSATION COMMITTEE

                            Bernard S. Kubale, Chairperson
                            Barry K. Allen*
                            Jameson A. Baxter
                            George T. Brophy
                            William J. Cadogan
                            Richard L. Gunderson
                            Donald Taylor


   * Mr. Allen resigned as a director of the Company and a member of the Compensation Committee effective December 31, 1995.

   Compensation Committee Interlocks and Insider Participation

             During 1995, the Compensation Committee consisted of Ms. Baxter and Messrs. Allen, Brophy, Cadogan, Gunderson, Kubale (Chairperson), and Taylor. Mr. Kubale is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has served as legal counsel to the Company for many years.


                             PERFORMANCE INFORMATION

             Set forth below is a line graph comparing during the last five years the Company's cumulative total shareholder return with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and companies in a peer group selected in good faith by the Company. The total return information presented in the graph assumes the reinvestment of dividends. The companies in the peer group comparison are: American Business Products Inc.; Bowne and Company Inc.; CSS Industries, Inc.; Cadmus Communications Corp.; Courier Corp.; Devon Group, Inc.; Duplex Products Inc.; Ennis Business Forms Inc.; John H. Harland Company; Reynolds and Reynolds Company; Standard Register Company; Wallace Computer Services Inc.; and Waverly, Inc. All of these companies are in the graphic arts industry. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization.

                 Comparison of Five Year Cumulative Total Return
         Among Banta Corporation, S&P 500 Index and Peer Group Companies


                            [STOCK PERFORMANCE CHART]

                                              December 31,
                            1990    1991     1992    1993     1994   1995
   Banta Value . . . . . .  $100    $120     $173    $230     $195   $288
   S&P 500 Composite . . .   100     130      140     154      156    215
   Peer Index  . . . . . .   100     144      167     203      200    288


             During 1995, Wallace Computer Services Inc. ("Wallace"), one of the companies included in the peer group described above, was subject to a hostile takeover bid. The Company's management believes that this takeover bid was in part responsible for approximately a 90% increase in the price of Wallace's common stock during 1995. As a result of this takeover bid and given the impact that Wallace has on the aggregate peer group performance due to its relatively large market capitalization, the Company believes it is also appropriate to present the peer group performance excluding Wallace's results. Accordingly, set forth below is a table comparing during the last five years the Company's total shareholder return with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the companies in the peer group excluding Wallace.

                 Comparison of Five Year Cumulative Total Return
         Among Banta Corporation, S&P 500 Index and Peer Group Companies
                   (Excluding Wallace Computer Services Inc.)


                            [STOCK PERFORMANCE CHART]

                                             December 31,
                             1990   1991    1992   1993    1994   1995
   Banta Value . . . . . . . $100   $120    $173   $230    $195   $288
   S&P 500 Composite . . . .  100    130     140    154     156    215
   Peer Index (without
    Wallace) . . . . . . . .  100    140     159    187     188    244


                         INDEPENDENT PUBLIC ACCOUNTANTS

             On January 30, 1996, the Board selected the firm of Arthur Andersen LLP, which served as independent certified public accountants for the fiscal year ended December 30, 1995, to serve in such capacity for the current fiscal year. It is expected that representatives of such firm will be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.


                                  OTHER MATTERS

             All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $3,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the Section 16(a) filing requirements, except for Mr. Meyer who inadvertently failed to file on a timely basis one report reflecting the reinvestment of dividends under the Company's Dividend Reinvestment and Stock Purchase Plan and periodic investments under the Company's Incentive Savings (401(k)) Plan. Mr. Meyer subsequently made the appropriate filing reflecting these transactions.


                              SHAREHOLDER PROPOSALS

             A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company's proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 1997 must be received by the Company at its principal office no later than November 14, 1996. In addition, a shareholder who otherwise intends to present business at any annual meeting (including nominating persons for election as directors) must comply with, among other things, the notice requirements set forth in the Company's By-laws.


                                      By Order of the Board of Directors
                                      BANTA CORPORATION



                                      Ronald D. Kneezel
                                      Secretary

             THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1995. REQUESTS FOR THE FORM 10-K MUST BE IN WRITING AND ADDRESSED TO GERALD A. HENSELER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BANTA CORPORATION, P.O. BOX 8003, MENASHA, WISCONSIN 54952.

                               BANTA CORPORATION
       Proxy for Annual Meeting of Shareholders to be held April 23, 1996



         The undersigned constitutes and appoints DONALD D. BELCHER AND RONALD D. KNEEZEL, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote as designated below, all shares of Banta Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of such corporation to be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin on April 23, 1996, at 2:00 P.M. Central Time, and at all adjournments or postponements thereof.


    1. ELECTION OF       [_]  FOR all               [_] WITHHOLD AUTHORITY
    DIRECTORS            nominees listed below      to vote for all
                         (except as marked to the   nominees listed below
                         contrary below)


            Jameson A. Baxter, Donald D. Belcher, George T. Brophy,
         William J. Cadogan, Richard L. Gunderson, Gerald A. Henseler,
              Bernard S. Kubale, Donald Taylor, Allan J. Williamson

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

    2. In their discretion upon all such other business as may properly come before the meeting.

       The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

                        (Please sign on the other side)


    PROXY NO.             (Continued from other side)         NO. OF SHARES

         The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder; but, if no direction is indicated, this proxy will be voted FOR Item 1.

                     DATE:                                           , 1996

                     Signature

                     Signature if held jointly

                     Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

              PLEASE SIGN AND MAIL PROXY IN THE ENCLOSED ENVELOPE.
                              NO POSTAGE REQUIRED.
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF BANTA CORPORATION.